Exhibit 99

NEWS RELEASE
For further information, contact
Shelley Hickman, Director –
Global Communications
Tel: 414-768-4599 Fax: 414-768-5211
shickman@bucyrus.com www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY FINANCIAL RESULTS FOR

THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009

South Milwaukee, Wisconsin, October 22, 2009 - Bucyrus International, Inc. (NASDAQ: BUCY), a leading designer, manufacturer and marketer of high productivity mining equipment, announced today its summary unaudited financial results for the quarter and nine months ended September 30, 2009.

Operating Results

Consolidated Condensed Statements of Earnings (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)
Sales	$675,767	$646,002	$2,005,947	$1,783,991
Cost of products sold	451,924	463,671	1,406,657	1,285,979

Gross profit	223,843	182,331	599,290	498,012
Selling, general and administrative expenses	71,405	66,285	195,473	185,149
Research and development expenses	11,279	8,910	29,855	27,420
Amortization of intangible assets	4,593	4,183	14,198	15,214

Operating earnings	136,566	102,953	359,764	270,229
Interest income	(1,109)	(1,475)	(3,539)	(5,605)
Interest expense	6,802	7,897	20,328	24,524
Other expense	56	768	5,699	2,304

Earnings before income taxes	130,817	95,763	337,276	249,006
Income tax expense	38,750	31,596	106,028	81,441

Net earnings	$92,067	$64,167	$231,248	$167,565

Net earnings per share data
Basic:
Net earnings per share	$1.24	$0.86	$3.11	$2.25
Weighted average shares	74,459,337	74,339,888	74,454,844	74,335,712

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Diluted:
Net earnings per share	$1.21	$0.85	$3.05	$2.23
Weighted average shares	76,191,084	75,266,063	75,724,333	75,248,961

Other Financial Data:
EBITDA (1)	$152,129	$115,778	$400,298	$312,738

Non-cash stock compensation expense (2)	$2,608	$1,082	$7,598	$5,061
Severance expenses (3)	1,582	(306)	5,263	884
Loss on disposal of fixed assets (4)	3,315	194	3,691	759
Inventory fair value adjustment charged to cost of products sold (5)	—	—	—	12,088

	$7,505	$970	$16,552	$18,792

(1)	EBITDA is defined as net earnings before interest income, interest expense, income tax expense, depreciation and amortization. EBITDA is presented because (i) management uses EBITDA to measure Bucyrus’ liquidity and financial performance and (ii) management believes EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. The EBITDA calculation is not an alternative to operating earnings under accounting principles generally accepted in the United States of America (“GAAP”) as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles net earnings to EBITDA and EBITDA to net cash provided by operating activities.
(2)	Reflects non-cash stock compensation expense related to equity incentive plans.
(3)	Reflects severance and early retirement expenses for personnel changes in the ordinary course.
(4)	Reflects losses on the disposal of fixed assets in the ordinary course and a $3.3 million loss in the quarter ended September 30, 2009 related to the sale of certain assets in Poland.
(5)	In connection with the acquisition of DBT GmbH in 2007, inventories purchased were adjusted to estimated fair value. This adjustment was charged to cost of products sold as the inventory was sold.

EBITDA Reconciliation (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Net earnings	$92,067	$64,167	$231,248	$167,565
Interest income	(1,109)	(1,475)	(3,539)	(5,605)
Interest expense	6,802	7,897	20,328	24,524
Income tax expense	38,750	31,596	106,028	81,441
Depreciation	10,241	8,642	29,434	27,295
Amortization	5,378	4,951	16,799	17,518

EBITDA	152,129	115,778	400,298	312,738
Changes in assets and liabilities	14,117	(141,714)	(154,827)	(134,136)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Non-cash stock compensation expense	2,608	1,082	7,598	5,061
Loss on disposal of fixed assets	3,315	194	3,691	759
Interest income	1,109	1,475	3,539	5,605
Interest expense	(6,802)	(7,897)	(20,328)	(24,524)
Income tax expense	(38,750)	(31,596)	(106,028)	(81,441)

Net cash provided by (used in) operating activities	$127,726	$(62,678)	$133,943	$84,062

Consolidated Condensed Balance Sheets (Unaudited)

	September 30, 2009	December 31, 2008
	(Dollars in thousands)

Assets
Cash and cash equivalents	$143,497	$102,396
Receivables - net	645,227	636,486
Inventories	667,151	616,710
Deferred income taxes	40,772	53,133
Prepaid expenses and other	27,631	26,045

Total current assets	1,524,278	1,434,770

Goodwill	344,236	330,211
Intangible assets - net	227,180	230,451
Other assets	68,364	68,823

Total other assets	639,780	629,485
Property, plant and equipment - net	505,563	488,396

Total assets	$2,669,621	$2,552,651

Liabilities and Common Stockholders’ Investment
Accounts payable and accrued expenses	$351,487	$438,626
Liabilities to customers on uncompleted contracts and warranties	172,852	252,304
Income taxes	82,553	70,091
Current maturities of long-term debt and short-term obligations	12,802	69,291

Total current liabilities	619,694	830,312

	September 30, 2009	December 31, 2008
Deferred income taxes	68,307	52,895
Pension, postretirement benefits and other	213,797	218,181

Total long-term liabilities	282,104	271,076
Long-term debt, less current maturities	503,048	501,755
Common stockholders’ investment	1,264,775	949,508

Total liabilities and common stockholders’ investment	$2,669,621	$2,552,651

Segment Information (Unaudited)

	Quarter Ended September 30, 2009
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)

Surface mining	$312,893	$78,180	$6,054	$7,353	$1,058,074
Underground mining	362,874	72,597	8,781	2,853	1,611,547

Total operations	675,767	150,777	14,835	10,206	2,669,621
Corporate	—	(14,211)	—	—	—

Consolidated total	$675,767	136,566	14,835	$10,206	$2,669,621

Interest income		(1,109)	—
Interest expense		6,802	—
Other expense		56	784

Earnings before income taxes		$130,817	$15,619

	Quarter Ended September 30, 2008
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)

Surface mining	$337,148	$72,269	$4,733	$12,346	$1,010,100
Underground mining	308,854	39,874	8,092	5,551	1,354,032

Total operations	646,002	112,143	12,825	17,897	2,364,132
Corporate	—	(9,190)	—	—	—

Consolidated total	$646,002	102,953	12,825	$17,897	$2,364,132

Interest income		(1,475)	—
Interest expense		7,897	—
Other expense		768	768

Earnings before income taxes		$95,763	$13,593

	Nine Months Ended September 30, 2009
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$979,938	$224,417	$17,314	$25,626	$1,058,074
Underground mining	1,026,009	165,113	26,319	8,917	1,611,547

Total operations	2,005,947	389,530	43,633	34,543	2,669,621
Corporate	—	(29,766)	—	—	—

Consolidated total	$2,005,947	359,764	43,633	$34,543	$2,669,621

Interest income		(3,539)	—
Interest expense		20,328	—
Other expense		5,699	2,600

Earnings before income taxes		$337,276	$46,233

	Nine Months Ended September 30, 2008
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$922,985	$190,872	$14,813	$46,589	$1,010,100
Underground mining	861,006	103,421	27,696	15,634	1,354,032

Total operations	1,783,991	294,293	42,509	62,223	2,364,132
Corporate	—	(24,064)	—	—	—

Consolidated total	$1,783,991	270,229	42,509	$62,223	$2,364,132

Interest income		(5,605)	—
Interest expense		24,524	—
Other expense		2,304	2,304

Earnings before income taxes		$249,006	$44,813

Sales consisted of the following:

	Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)
Surface mining:
Original equipment	$119,800	$155,554	(23.0)%	$417,103	$437,631	(4.7)%
Aftermarket parts and service	193,093	181,594	6.3%	562,835	485,354	16.0%

	312,893	337,148	(7.2)%	979,938	922,985	6.2%

Underground mining:
Original equipment	215,758	186,037	16.0%	613,348	512,653	19.6%
Aftermarket parts and service	147,116	122,817	19.8%	412,661	348,353	18.5%

	362,874	308,854	17.5%	1,026,009	861,006	19.2%

Total:
Original equipment	335,558	341,591	(1.8)%	1,030,451	950,284	8.4%
Aftermarket parts and service	340,209	304,411	11.8%	975,496	833,707	17.0%

	$675,767	$646,002	4.6%	$2,005,947	$1,783,991	12.4%

The decrease in surface mining original equipment sales for the quarter and nine months ended September 30, 2009 compared to the same periods for 2008 was primarily due to decreased electric mining shovel sales, which was partially offset by increased percentage of completion revenue recognized from the manufacture and assembly of walking draglines in Australia and Canada.

The increase in surface mining aftermarket parts and service sales for the quarter ended September 30, 2009 compared to the same period for 2008 was primarily in the Chilean market with moderate increases in the Canadian and Chinese markets, offset by a decline in the Australian and Peruvian markets. The increase in surface mining aftermarket parts and service for the nine months ended September 30, 2009 compared to the same period for 2008 was primarily in the Chilean, United States, Chinese and Australian markets with a moderate increase in the Canadian market, offset by a moderate decline in the Peruvian market. Surface mining sales for the quarter and nine months ended September 30, 2009 were negatively impacted by approximately $6.2 million and $34.9 million, respectively, due to the effect of the stronger U.S. dollar on sales denominated in foreign currencies compared to the same periods for 2008.

The increase in underground mining original equipment sales for the quarter and nine months ended September 30, 2009 compared to the same periods for 2008 was the result of increases in all product lines.

The increase in underground mining aftermarket parts and service sales for the quarter and nine months ended September 30, 2009 compared to the same periods for 2008 was primarily due to increased longwall replacement projects in the United States market as well as increased sales in the Czech Republic market, offset by a decline in the South African market due to a large longwall extension in 2008. Sales for the third quarter of 2009 also increased in the Australian market as a result of large rebuild orders from customers to extend the lives of their existing Bucyrus mining equipment. Underground mining sales for the quarter and nine months ended September 30, 2009 were negatively impacted by approximately $11.6 million and $65.9 million, respectively, due to the effect of the stronger U.S. dollar on sales denominated in foreign currencies compared to the same periods for 2008.

Gross profit and gross margin were as follows:

	Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)

Gross profit	$223,843	$182,331	22.8%	$599,290	$498,012	20.3%
Gross margin	33.1%	28.2%	N/A	29.9%	27.9%	N/A

Gross profit was affected by purchase accounting adjustments as a result of the acquisition of DBT GmbH (“DBT”) in 2007 as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)

(Increase) decrease due to purchase accounting adjustments	$(483)	$(629)	$(1,432)	$11,262
Gross margin increase (reduction)	—	0.1	0.1	(0.6)

The increase in gross profit for the quarter ended September 30, 2009 compared to the same period for 2008 was primarily due to the mix of original equipment sales in both the surface and underground mining segments and increased underground mining segment sales. The increase in year-to-date 2009 gross profit was primarily due to increased sales in both the surface and underground mining segments and the mix of original equipment sales in the surface mining segment. Excluding the effect of the DBT purchase accounting adjustments, gross profit was 33.1% of sales for the third quarter of 2009 compared to 28.1% of sales for the third quarter of 2008 and was 29.8% of sales for the nine months ended September 30, 2009 compared to 28.5% of sales for the nine months ended September 30, 2008.

Operating earnings were as follows:

	Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)

Surface mining	$78,180	$72,269	8.2%	$224,417	$190,872	17.6%
Underground mining	72,597	39,874	82.1%	165,113	103,421	59.7%

Total operations	150,777	112,143	34.5%	389,530	294,293	32.4%
Corporate	(14,211)	(9,190)	(54.6)%	(29,766)	(24,064)	(23.7)%

Consolidated total	$136,566	$102,953	32.6%	$359,764	$270,229	33.1%

Operating earnings for the underground mining segment were reduced by amortization of purchase accounting adjustments related to the acquisition of DBT of $3.5 million and $11.0 million for the quarter and nine months ended September 30, 2009, respectively, compared to $3.1 million and $24.8 million for the quarter and nine months ended September 30, 2008, respectively.

Other expense for the quarter and nine months ended September 30, 2009 was $0.1 million and $5.7 million, respectively, compared to $0.8 million and $2.3 million for the quarter and nine months ended September 30, 2008, respectively. The increase for the nine months ended September 30, 2009 compared to the same period for 2008 was primarily due to $3.1 million of losses that were reclassified from accumulated other comprehensive income into earnings due to the discontinuance of cash flow hedges. The cash flow hedges were concurrently settled and extended because an original forecasted transaction did not occur within the original specified time period as a result of customer requested delays of two orders in the underground mining segment. It is anticipated that the losses will be recovered in 2010 when the hedges come due.

Net earnings were as follows:

	Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands, except per share amounts)

Net earnings	$92,067	$64,167	43.5%	$231,248	$167,565	38.0%
Fully diluted net earnings per share	$1.21	$0.85	42.4%	$3.05	$2.23	36.8%

Net earnings were reduced (increased) by amortizations of purchase accounting adjustments related to the acquisition of DBT as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)

Inventory fair value adjustment charged to cost of product sold	$—	$—	$—	$12,088
Amortization of intangible assets	4,183	3,796	12,927	14,054
Depreciation of fixed assets	(654)	(655)	(1,936)	(1,337)

Operating earnings	3,529	3,141	10,991	24,805
Income tax benefit	1,229	1,042	3,705	8,117

Total	$2,300	$2,099	$7,286	$16,688

EBITDA was as follows:

	Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)

EBITDA	$152,129	$115,778	31.4%	$400,298	$312,738	28.0%

EBITDA as a percent of sales	22.5%	17.9%	N/A	20.0%	17.5%	N/A

EBITDA includes the impact of non-cash stock compensation expense, severance expenses, loss on disposal of fixed assets and the inventory fair value purchase accounting adjustment charged to cost of products sold as set forth in the Other Financial Data table presented beneath the Consolidated Condensed Statements of Earnings.

Capital expenditures for the nine months ended September 30, 2009 were $34.5 million, which included $9.6 million related to the expansion and additional renovation of Bucyrus’ South Milwaukee facilities. Bucyrus’ total capital expenditures for 2009 are expected to be approximately $55 million.

Backlog at September 30, 2009 and December 31, 2008, as well as the portion of backlog which is expected to be recognized within 12 months of these dates, was as follows:

	September 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)

Surface Mining:
Total	$1,127,219	$1,367,242	(17.6)%
Next 12 months	$731,481	$906,884	(19.3)%

Underground Mining:
Total	$809,465	$1,135,212	(28.7)%
Next 12 months	$571,620	$806,074	(29.1)%

Total:
Total	$1,936,684	$2,502,454	(22.6)%
Next 12 months	$1,303,101	$1,712,958	(23.9)%

A portion of the surface mining backlog at September 30, 2009 and December 31, 2008 was related to multi-year contracts that will generate revenue in future years.

New orders were as follows:

	Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)

Surface mining:
Original equipment	$107,495	$202,341	(46.9)%	$235,668	$657,521	(64.2)%
Aftermarket parts and service	186,023	159,191	16.9%	504,188	778,980	(35.3)%

	293,518	361,532	(18.8)%	739,856	1,436,501	(48.5)%

Underground mining:
Original equipment	207,931	467,092	(55.5)%	329,474	964,207	(65.8)%
Aftermarket parts and service	126,132	151,086	(16.5)%	370,847	448,541	(17.3)%

	334,063	618,178	(46.0)%	700,321	1,412,748	(50.4)%

Total:
Original equipment	315,426	669,433	(52.9)%	565,142	1,621,728	(65.2)%
Aftermarket parts and service	312,155	310,277	0.6%	875,035	1,227,521	(28.7)%

	$627,581	$979,710	(35.9)%	$1,440,177	$2,849,249	(49.5)%

The decrease in surface mining original equipment new orders for the quarter and nine months ended September 30, 2009 compared to the same periods for 2008 was primarily due to a decline in electric mining shovel and blasthole drill new orders, which was attributable to the reduced demand for the commodities mined by Bucyrus equipment as a result of current global economic conditions.

The increase in surface mining aftermarket parts and service new orders for the quarter ended September 30, 2009 compared to the same period for 2008 was primarily in Australia. Surface mining aftermarket parts and service new orders for nine months ended September 30, 2009 have declined in most markets compared to the same period for 2008 as a result of current global economic conditions; however, new orders have increased in China and South Africa. Included in surface mining aftermarket parts and service new orders for the nine months ended September 30, 2009 was $23.4 million related to multi-year contracts that will generate revenue in future years, compared to $278.3 million in the first nine months of 2008. Multi-year contracts vary in size and are not typically received on a regular basis.

The decrease in underground mining original equipment new orders for the quarter ended September 30, 2009 compared to the same period for 2008 was primarily due to larger longwall new orders with customers in the United States, Germany and China during the third quarter of 2008 and reduced new orders in all product lines in 2009 as a result of current global economic conditions. The decrease in underground mining original equipment new orders for the nine months ended September 30, 2009 compared to the same period for 2008 was primarily due to the sale of five longwall systems to a customer in the Czech Republic in the first quarter of 2008 and large longwall orders in the United States in 2008. Longwall and room and pillar new orders have been negatively impacted in 2009 as a result of current global economic conditions.

The decrease in underground mining aftermarket parts and service new orders for the third quarter of 2009 compared to the same period for 2008 was primarily in the United States and the Czech Republic. The decrease in underground mining aftermarket parts and service new orders for the nine months ended September 30, 2009 compared to the same period for 2008 was in all markets, primarily a result of current global economic conditions.

Conference Call

Bucyrus will hold a telephone conference call pertaining to this news release at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, October 23, 2009. Interested parties should call (888) 679-8034 ((617) 213-4847 for international callers), participant passcode 42819108. A replay of the call will be available until November 23, 2009 at (888) 286-8010 ((617) 801-6888 for international callers), participant passcode 61101184. The conference call will also be available as a web cast, which can be accessed through the link provided on the Investor Relations page of Bucyrus’ website at www.bucyrus.com and will be available until November 23, 2009.

Special Note Regarding Online Availability of Bucyrus Releases and Filings

All Bucyrus financial news releases and SEC filings are posted to Bucyrus’ website, www.bucyrus.com. Automatic email alerts for these postings, corporate and general releases as well as product information also are available at www.bucyrus.com.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect Bucyrus’ actual results of operations and financial condition include, without limitation:

•

the cyclical nature of the sale of original equipment due to fluctuations in market prices for coal, copper, oil, iron ore and other minerals, changes in general economic conditions, changes in interest rates, changes in customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	changes in global financial markets and global economic conditions;

•	our customers deferring, delaying or canceling capital investments due to volatility and tightening of credit markets, unprecedented financial market conditions and a global recession;

•	disruption of our plant operations due to equipment failures, natural disasters or other reasons;

•	our ability to attract and retain skilled labor;

•	our production capacity;

•	our ability to purchase component parts or raw materials from key suppliers at acceptable prices and/or on the required time schedule;

•	our dependence on the commodity price of coal and other conditions in the coal market;

•	our reliance on significant customers;

•	the loss of key customers or key members of management;

•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;

•	the highly competitive nature of the mining industry;

•	our ability to continue to offer products containing innovative technology that meets the needs of our customers;

•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;

•	product liability, environmental and other potential litigation;

•	work stoppages at our company, our customers, our suppliers or providers of transportation;

•	our ability to satisfy underfunded pension and postretirement obligations;

•	our ability to protect intellectual property; and

•	the availability of operating cash to service our indebtedness.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in Bucyrus’ 2008 Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.